Exhibit 99.1

November 13, 2023

Mr. Brian W. North

President and Chief Executive Officer

Fifth District Savings Bank

4000 General DeGaulle Drive

New Orleans, Louisiana 70114

Dear Mr. North:

This letter sets forth the agreement between Fifth District Savings Bank, New Orleans, Louisiana (the “Bank”), a federally-chartered mutual savings bank and RP Financial, LC (“RP Financial”). In this regard, the Bank has engaged RP Financial to provide the independent conversion appraisal services in conjunction with the conversion transaction. The scope, timing and fee structure for these appraisal services are described below.

These appraisal services will be directed by the undersigned, with the assistance of other members of RP Financial management and staff.

Description of Appraisal Services

RP Financial will provide conversion appraisal services consistent with the applicable conversion regulations, regulatory appraisal guidelines and standard valuation practices. In this regard, RP Financial will provide a written pro forma valuation report of the Bank to be filed with the conversion application, interim appraisal updates as appropriate to the reflect changes in valuation prior to closing, and the required updated appraisal to set the closing value.

In conjunction with these appraisal services, RP Financial will conduct a financial due diligence, including interviews of senior management and reviews of historical and pro forma financial information, the business plan, and other documents. This review will provide RP Financial insight into the operations, financial condition, profitability, market area, risks and key internal and external factors impacting the Bank, all of which will be considered in estimating the pro forma market value. The appraisal report will include an analysis of the Bank’s financial condition and operating results, as well as an assessment of the interest rate, credit, and liquidity risks. The appraisal report will take into consideration the Bank’s business strategies, market area, prospects for the future and specified use of proceeds. A peer group analysis relative to certain relatively comparable publicly-traded banking companies will be conducted for the purpose of determining appropriate valuation adjustments for the Bank relative to the peer group’s pricing ratios.

We will review pertinent sections of the Bank’s prospectus and conduct discussions with representatives of the Bank to obtain necessary data and information for the appraisal report, including key deal elements such as dividend policy, use of proceeds, reinvestment rate, tax rate, offering expenses, and characteristics of stock plans.

The original appraisal report will conclude with a midpoint pro forma market value in accordance with applicable regulatory requirements, which will then establish the resulting range of value for all shares as well as the offering range of value. There will be at least one updated appraisal prepared at the time of the closing of the conversion offering to determine the number of shares to be issued in accordance with the conversion regulations. In the event of a syndicated community offering, it will be necessary to file an update in conjunction with the close of the subscription offering and prior to the pricing phase in the syndicated community offering.

1311-A Dolley Madison Blvd.	Direct: (703) 647-6544
Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
jhennessey@rpfinancial.com	www.rpfinancial.com

Mr. Brian W. North

November 13, 2023

RP Financial agrees to deliver all appraisal reports and updates, in writing, to the Bank at the above address. Subsequent updates, upon authorization by the Bank, will be filed promptly as certain events occur which would warrant the preparation and filing of such appraisal updates pursuant to regulatory guidelines.

Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, both Federal and state regulators, regarding the initial appraisal, the appraisal filed with the formal application and subsequent updates. In the event of a syndicated community offering phase, RP Financial will participate in the various calls regarding the offering, pricing discussions and timing.

RP Financial will formally present the appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Directors for review and consideration. If appropriate, RP Financial will present subsequent updates to the Board. It is understood that this appraisal may be presented either in person or telephonically.

Fee Structure and Payment Schedule

The Bank agrees to pay RP Financial fees for preparation and delivery of the initial appraisal report, the appraisal report filed with the formal application and subsequent appraisal updates as shown below, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

•	$10,000 upon execution of this letter of agreement engaging RP Financial’s appraisal services;

•	$70,000 upon delivery of the appraisal report based on expected December 31, 2023 financial statements to accompany the formal filing of the application;

•	$10,000 upon delivery of each subsequent appraisal update required for the regulatory application and stock offering. Under the conversion regulations a closing appraisal update is required in conjunction with the completion of the offering. In addition, there may be appraisal updates required prior to commencement of the offering if interim changes in market conditions or financial results dictate. Also, if there is a syndicated offering phase, it will be necessary to prepare an update immediately upon completion of the subscription/ community offering and prior to the commencement of the syndicated phase of the offering.

The Bank will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of-pocket expenses will likely include travel, copying/printing, shipping, computer and data services, and will not exceed $10,000 in the aggregate, without the Bank’s authorization to exceed this level.

Mr. Brian W. North

November 13, 2023

In the event the Bank shall, for any reason, discontinue the proposed transaction prior to delivery of the completed original appraisal report or subsequent updates and payment of the corresponding fees, the Bank agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial retainer fee towards such payment, together with reasonable out-of-pocket expenses, subject to the cap on such expenses as set forth above. RP Financial’s standard billing rates range from $125 per hour for research associates to $550 per hour for managing directors.

If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events shall include, but not be limited to, material changes to the structure of the transaction such as inclusion of a simultaneous business combination transaction, material changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, material changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.

Covenants, Representations and Warranties

The Bank and RP Financial agree to the following:

1.             The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Bank the original and any copies of such information.

2.             The Bank represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3.             (a)             The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorney’s fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which RP Financial is deemed entitled to indemnification hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

Mr. Brian W. North

November 13, 2023

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Bank immediately via telephone, to be followed up in writing, of any actual, suspected or threatened security breach incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial will defend, indemnify and hold the Bank harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by the Bank, the costs of any and all notifications that the Bank sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

(b)             RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Bank shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Bank or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Bank does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Bank’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Bank of detailed billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

(c)             Subject to the Bank’s right to contest under Section 3(b) hereof, the Bank shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it is not entitled to such indemnification; and (3) a detailed invoice of the expenses for which reimbursement is sought. It being understood in connection with the foregoing that the Bank shall not be responsible for the fees and expenses of more than one counsel in any matter for which indemnification is sought by RP Financial hereunder.

Mr. Brian W. North

November 13, 2023

(d)             In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

(e)             Notwithstanding any other provision set forth in this Agreement, in no event shall any payments made by the Bank pursuant to this agreement exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Bank and RP Financial are not affiliated, and neither the Bank nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Bank.

* * * * * * * * * * *

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $10,000.

Sincerely,

James P. Hennessey
Director

Agreed to and Accepted by:	Brian W. North	/s/ Brian W. North
President and Chief Executive Officer

Upon Authorization by the Board of Directors for:	Fifth District Savings Bank
New Orleans, Louisiana

Date Executed:	November 14, 2023